Exhibit 99.1

NDC Plaza
Atlanta, GA 30329-2010
404-728-2000

For Immediate Release

NDCHealth Board to Evaluate Strategic Alternatives

ATLANTA, January 13, 2005 – The Board of Directors of NDCHealth Corporation (NYSE: NDC) announced today that a committee of independent directors completed its review of candidates and will engage a leading investment banking firm from its final list of candidates to analyze and report to the Board on strategic alternatives.

With assistance from the investment bank, the Board will evaluate the company’s strategic alternatives with the objective of maximizing stockholder value. More specifically, the Board will carefully weigh the impact of management’s initiatives to deliver improved revenue and profit performance, and a full range of strategic alternatives including, but not limited to, divestitures, recapitalizations, alliances with strategic partners, and a sale to or merger with a third party.

About NDCHealth

NDCHealth is uniquely positioned in healthcare as a leading provider of point-of-service systems, electronic connectivity and information solutions to pharmacies, hospitals and health facilities, physicians, pharmaceutical manufacturers and payers.

Safe Harbor Statement

NDCHealth notes that there can be no assurance that any corporate action will result from this evaluation. While the company may, from time to time, make further announcements, it assumes no obligation to make any further announcements regarding its exploration of strategic alternatives until such time as any decision or decisions are made.

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Contact:

Robert Borchert

VP, Investor Relations

404-728-2906

robert.borchert@ndchealth.com